JOINT FILING AGREEMENT

In accordance with Rule 13(d)-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of the attached statement on Schedule 13G and to all amendments to such statement.

IN WITNESS WHEREOF, the undersigned hereby execute this agreement on February 14, 2006.

CISCO SYSTEMS CAPITAL CORPORATION

By:	/s/ David Rogan
David Rogan
President

CISCO SYSTEMS, INC.

By:	/s/ Betsy Rafael
Betsy Rafael
Vice President, Corporate Controller and Principal Accounting Officer